Exhibit 99.1

News Release

Valera Pharmaceuticals Reports
First Quarter 2006 Financial Results and Milestones
Cranbury, N.J., April 27, 2006 — Valera Pharmaceuticals (NASDAQ:VLRX), a specialty pharmaceutical company focused on the development, acquisition and commercialization of products for the urology and endocrinology markets, today announced financial results for the first quarter ended March 31, 2006 and also reported milestone achievements.
•	First-quarter 2006 unit sales of VANTAS®, Valera’s 12-month implant for the palliative treatment of advanced prostate cancer, increased 17% over the first quarter of 2005 and increased 19% over the fourth quarter of 2005.

•	VALSTAR®, the only therapeutic approved by the Food and Drug Administration (FDA) to treat certain bladder cancer patients, was acquired and the U.S launch is expected in the fourth quarter of 2006.

•	VANTAS was approved by Health Canada in March 2006 for distribution in Canada.

•	Valera successfully completed the active clinical portion of a Phase III study for SUPPRELIN®-LA, a 12-month implant for the treatment of central precocious puberty, and a New Drug Application for the product candidate is expected to be submitted to the FDA in the second quarter of 2006.

•	VP003, a six month implant delivering octreotide for the treatment of acromegaly, will enter Phase III clinical trials, rather than Phase IIb trials, later this year thereby accelerating its development program.
Financial Results
For the first quarter ended March 31, 2006, unit sales of VANTAS rose to 3,412 units, a gain of 17% from 2,925 units sold in the first quarter of 2005, and a gain of 19% from 2,868 units sold in the fourth quarter of 2005. Launched in November 2004, VANTAS is a comparatively new product in the $900 million therapeutic category of LHRH agonists used for the treatment of advanced prostate cancer.
Total net revenues for the first quarter ended March 31, 2006 were $5.5 million, a decrease of 28% from the $7.7 million recorded in the first quarter of 2005. Although unit sales of VANTAS increased by 17% over unit sales in the first quarter of 2005, overall net revenues for this period decreased as a result of lower net average selling prices due to changes in Medicare reimbursement levels.
Loss from operations for the three months ended March 31, 2006 was $2.3 million compared to income of $1.7 million for the same period of 2005. This year-over-year change was primarily due to lower gross margins, resulting from lower net average selling prices, and higher expenditures for research and development (R&D). In the first quarter of 2006, the gross margin, as a percent of net product sales, was 74% compared to 87% in the first quarter of 2005. The 2005 first quarter gross margin benefited from both the higher selling price of VANTAS, under previous Medicare reimbursement levels, and the sale of units that had been manufactured prior to

Valera Reports Q1 2006 Financial Results

regulatory approval and, as such, had been previously expensed. Meanwhile, R&D expenses nearly doubled to $2.0 million in the first quarter of 2006 from $1.1 million in the first quarter of 2005, reflecting increased spending on the development of SUPPRELIN-LA, as the Company completed the Phase III study and commenced production of validation batches.
As of March 31, 2006, cash and cash equivalents were approximately $29.3 million compared to $2.3 million as of December 31, 2005. The cash position reflects the completion of the Company’s initial public offering of common stock in February 2006, which generated net proceeds of approximately $30 million.
Milestone Achievements
VALSTAR Acquired: In March 2006, the Company completed its acquisition of the New Drug Application and other assets associated with the product known as VALSTAR® in the United States and VALTAXIN™ in Canada. VALSTAR is the only FDA approved intravesical therapy of BCG-refractory carcinoma in situ of the urinary bladder in patients for whom immediate cystectomy (urinary bladder removal) would be associated with unacceptable morbidity or mortality. As is the case with VANTAS, Valera intends to sell VALSTAR directly to urologists to be administered as an office procedure, thus offering excellent opportunities to leverage the company’s sales force and to recognize the benefits of product synergies. Valera expects to begin marketing VALSTAR in the United States during the fourth quarter of this year.
VANTAS Approved in Canada: During the first quarter of 2006, Paladin Labs received approval from Health Canada to market the Company’s VANTAS product in Canada. In October 2002, the Company granted Paladin Labs an exclusive, royalty-bearing license for the marketing, distribution, and sale of VANTAS in Canada. Paladin has indicated that it anticipates launching VANTAS in the second half of 2006.
VANTAS Europe: In November 2005, Valera obtained marketing approval for VANTAS in Denmark as the first step in a broader strategy to introduce the product across the European Union (EU). Valera has since submitted an updated dossier to the Danish authorities, as the next step in the Mutual Recognition Procedure, necessary for obtaining registration approvals in other EU countries. In line with anticipated EU submissions during the second half of 2006, Valera is in the process of establishing a partnership for the marketing and distribution of VANTAS in Europe.
SUPPRELIN-LA Completes Phase III Studies: In early April 2006, Valera announced the successful completion of the active clinical portion of its Phase III study of SUPPRELIN-LA, a 12-month implant for treating central precocious puberty (CPP), or the early onset of puberty. This multi-center, open-label study involved 36 patients who ranged in age from four to eleven years. Primary endpoints were hormonal suppression below pubertal levels and continued suppression upon challenge with gonadotropin-releasing hormone. SUPPRELIN-LA would target a CPP therapy market estimated at $76 million in 2005 and currently dominated by intramuscular injections administered every four weeks. Depending upon the age of a child at the time of diagnosis, treatment can be administered for three to five years. Valera expects to file for U.S. FDA approval of SUPPRELIN-LA by the end of the second quarter of 2006.
Accelerate VP003 (Octreotide Implant) into Phase III Clinical Trials: Valera expects to shorten the timeline for the clinical development of its six-month octreotide implant for the treatment of acromegaly, or giantism. The treatment market is dominated by monthly injections of octreotide

Valera Reports Q1 2006 Financial Results

and also includes daily injections. Following a recent meeting with the FDA, Valera is preparing to advance its octreotide implant into a pivotal Phase III study, rather than a Phase IIb clinical trial as previously planned. Allowing for the broader requirements of moving directly into a Phase III trial, Valera anticipates initiating this pivotal study as early as the fourth quarter of 2006. 2005 worldwide sales of injectable octreotide, including uses other than the treatment of acromegaly, have been estimated at nearly $900 million, with the U.S. acromegalic market accounting for about $200 million.
Conference Call Information
Valera Pharmaceuticals will conduct a conference call today, April 27, 2006, at 8:30 a.m. ET to discuss its financial results and its progress with respect to certain milestones. To participate in this conference, dial (800) 289-0494 shortly before 8:30 a.m. ET. The live conference call and a replay, through May 5, 2006, are also available as a webcast which can be accessed via the Investors and Media Center pages of Valera’s website at www.valerapharma.com
About Valera Pharmaceuticals
Valera Pharmaceuticals is a specialty pharmaceutical company focused on developing, acquiring, and commercializing products to treat urology and endocrinology diseases and disorders. Utilizing its innovative Hydron technology, Valera is developing soft, compact and flexible hydrogel-based implants which can be designed to release therapeutic agents at a controlled rate for up to twelve months. VANTAS®, a patent protected once-per-year implant currently marketed by Valera for the palliative treatment of advanced prostate cancer, employs this drug delivery technology. Additional information about Valera Pharmaceuticals is available at: http://www.ValeraPharma.com/
This press release contains forward-looking statements that are not historical facts but rather are based on current expectations, estimates and projections about the Company’s industry, beliefs and assumptions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, are difficult to predict and could cause actual results to differ materially from those expressed, implied or forecasted in the forward-looking statements. In addition, the forward-looking events discussed in this press release might not occur. These risks and uncertainties include, among others, those described in “Risk Factors’’ contained in the Company’s Form 10-K as filed with the Securities and Exchange Commission on March 20, 2006. You are cautioned not to place undue reliance on these forward-looking statements. You should read the Company’s Form 10-K, and the documents that the Company refers to therein and have filed as exhibits, with the understanding that actual future results and events may be materially different from what the Company currently expects. The forward-looking statements included in this press release reflect the Company’s views and assumptions only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
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Contact at Valera Pharmaceuticals
Stuart Z. Levine, Ph.D.
Director, Investor Relations
609-409-9010 Ext. 3202
slevine@valerapharma.com

Valera Reports Q1 2006 Financial Results

Valera Pharmaceuticals, Inc.
Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2006	2005

Net product sales	$5,525	$7,686
Licensing revenue	7	9

Total net revenue	5,532	7,695

Operating costs and expenses:
Cost of product sales	1,461	1,023
Research and development	2,017	1,060
Selling and marketing	2,709	2,501
General and administrative	1,631	1,388

Total operating expenses	7,818	5,972

(Loss) income from operations	(2,286)	1,723

Net interest income	184	14

(Loss) income before income taxes	(2,102)	1,737

Provision for income taxes	10	160

Net (loss) income	$(2,112)	$1,577

Basic net (loss) income per share	$(0.22)	$0.95
Diluted net (loss) income per share	$(0.22)	$0.14

Basic weighted average number of shares outstanding	9,666	1,667
Diluted weighted average number of shares outstanding	9,666	11,220

Proforma basic net (loss) income per share	$(0.16)	$0.15
Proforma diluted net (loss) income per share	$(0.16)	$0.14

Proforma basic weighted average number of shares outstanding	13,485	10,327
Proforma diluted weighted average number of shares outstanding	13,485	11,220
Note: Proforma weighted average shares assumes conversion of preferred shares into common shares as of the beginning of each period.

Valera Reports Q1 2006 Financial Results

Valera Pharmaceuticals, Inc.
Balance Sheets
(in thousands, expect per share amounts)

	March 31,	December 31,
	2006	2005

	(unaudited)
Current assets:
Cash and cash equivalents	$29,310	$2,340
Accounts receivable, net of allowances of $462 at March 31, 2006 $385 at December 31, 2005	4,052	4,488
Inventory, net	3,888	3,191
Prepaid expenses and other assets	901	726

Total current assets	38,151	10,745

Property, plant and equipment, net	5,651	4,194
Security deposits	91	91
Deferred financing costs	107	124
Deferred offering costs	—	1,378
Intangible asset (product rights)	525	—

Total assets	$44,525	$16,532

Current liabilities:
Accounts payable	$3,489	$1,421
Accrued liabilities	3,930	4,607
Note payable	—	1,525
Deferred revenue — current	37	329
Capital lease obligations — current	13	18

Total current liabilities	7,469	7,900

Other non current liabilities	150	—
Deferred revenue — long term	300	300

Series A 6% Convertible Preferred Stock, $0.001 par value; 0 and 7,000 issued and outstanding; liquidation preference-$0 and $7,598 at March 31, 2006 and December 31, 2005, respectively	—	13,604

Series B 10% Convertible Preferred Stock, $0.001 par value; 0 and 22,069 issued and outstanding; liquidation preference-$0 and $20,221 at March 31, 2006 and December 31, 2005, respectively	—	15,082

Series C 6% Convertible Preferred Stock, $0.001 par value; 0 and 11,600 issued and outstanding; liquidation preference-$0 and $12,590 at March 31, 2006 and December 31, 2005, respectively	—	11,239

Shareholders’ equity (deficit):
Common Stock, $0.001 par value, 30,000 shares authorized, 14,886 and 1,667 issued and outstanding at March 31, 2006 and December 31, 2005	15	2
Additional paid-in capital	78,364	8,696
Deferred stock-based compensation	—	(630)
Accumulated deficit	(41,773)	(39,661)

Total shareholders’ equity (deficit)	36,606	(31,593)

Total liabilities and shareholders’ equity (deficit)	$44,525	$16,532